Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 23, 2006, in the Registration Statement (Form S-1) and related Prospectus of Emergent BioSolutions Inc. and Subsidiaries for the registration of an aggregate of $86,250,000 of its common stock.
/s/ Ernst & Young LLP
McLean, Virginia
August 14, 2006